Exhibit 10.1

ADJUSTMENT, EXTENSION AND LOAN AGREEMENT

This ADJUSTMENT, EXTENSION AND LOAN AGREEMENT (this “Agreement”) is entered into effective as of December    , 2013 between           (“Lender”) and Dakota Plains Holdings, Inc., a Nevada corporation (the “Company”).

RECITALS

A.	On or around November 2, 2012, the Company and certain lenders, including Lender (the “Lender Group”), entered into Amended Election, Exchange and Loan Agreements (the “2012 Loan Agreements”) whereby the Company issued to the Lender Group certain promissory notes due on March 1, 2014 evidencing an aggregate of $4,600,000 of unsecured loans and certain promissory notes due on October 31, 2015 evidencing an aggregate of $15,865,300 of unsecured loans (collectively, the “Promissory Notes”), as well as shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) in such amounts as are set forth in each of the 2012 Loan Agreements;
B.	The Promissory Notes replaced, in their entirety, (i) promissory notes issued by the Company in November 2011, which promissory notes were issued in exchange for promissory notes issued in February 2011 and April 2011 evidencing an aggregate of $9,000,000 of indebtedness (the “Original Promissory Notes”), and (ii) promissory notes issued by the Company in May 2012 evidencing an aggregate of $27,663,000 of indebtedness (the “APP Notes”), and effective upon the issuance of the Promissory Notes, the Original Promissory Notes and the APP Notes were null and void and of no further force or effect;
C.	In connection with the 2012 Loan Agreements, the principal amount formerly evidenced by the APP Notes was reduced to $11,965,300 (the “Revised APP Balance”);
D.	Lender is the record and actual holder of the Promissory Notes identified on Schedule A (the "Holder Notes");
E.	With respect to the Promissory Notes evidencing the Revised APP Balance, the Company and Lender intend to reduce the amount of payment due under such Promissory Notes for such Revised APP Balance by using an Initial Trading Price (as defined in the promissory notes due on March 1, 2014) equal to $7.405, which was determined using the average closing price of the Company’s common stock during the 150 trading days immediately following the public listing of its common stock on March 23, 2012 (but excluding the 20 highest closing prices and 10 lowest closing prices during such period);
F.	Additionally, if, in connection with the issuance of the Promissory Notes, Lender also elected to receive Common Stock, the Company and Lender intend to reduce the number of shares of Common Stock issued to Lender in connection with the issuance of the Promissory Notes by the same proportionate amount as the reduction of the principal amount formerly evidenced by the APP Notes to the amount of the Revised APP Balance due under the Promissory Notes;

G.	The Company and Lender also intend to reduce the amount of payment due under the Promissory Notes evidencing that portion of the Revised APP Balance originally reflected by the promissory notes issued in February 2011 to the amount obtained by applying a $3.00 divisor in lieu of the $2.50 divisor originally applied in the promissory notes issued in February 2011 (such reduction to be in addition to the reduction described in Recital E. above); and
H.	The Company and Lender also intend to extend the maturity of the Promissory Notes set to expire on March 1, 2014 to September 30, 2014.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	PRICING AND MATURITY ADJUSTMENT.
a.	Lender and the Company hereby agree to reduce the Revised APP Balance evidenced by the Promissory Notes to reflect an Initial Trading Price of $7.405 per share. In addition, Lender and the Company hereby agree to reduce the Revised APP Balance originally reflected by the promissory notes issued in February 2011 by applying a $3.00 divisor in lieu of the $2.50 divisor originally applied.
b.	Lender and the Company hereby agree to extend the maturity of the Promissory Notes set to expire on March 1, 2014 to September 30, 2014.
2.	SURRENDER AND ISSUANCE OF NEW NOTES. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained in this Agreement, as of the date of this Agreement, the Company shall issue to Lender those revised promissory notes reflecting the pricing and maturity date adjustments set forth in Section 1, in substantially the form attached hereto as Exhibit A and in the amounts and maturities as listed in Schedule B (the “New Notes”).
3.	QUALIFIED EQUITY PLACEMENT.
a.	In the event the Company completes a Qualified Equity Placement (as defined below) on or before the two (2) year anniversary of the date hereof, not less than fifty percent (50%) of the proceeds from such Qualified Equity Placement must be used to pay down the Promissory Notes set forth on Schedule B-1, with Promissory Notes having the earliest maturity date being paid first, and Promissory Notes having the latest maturity date being paid last.
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b.	In the event the Company completes a Qualified Equity Placement (as defined below) on or before the one (1) year anniversary of the date hereof, the Promissory Notes set forth on Schedule B-2 will be converted, at the Company’s election, into Common Stock at the same per share price for Common Stock in the Qualified Equity Placement. The conversion will be effectuated through the exchange of New Notes for shares of Common Stock, and thereafter the applicable New Notes shall be null and void and of no further force or effect.
c.	As used herein, “Qualified Equity Placement” means a sale by the Company of not less than $5,000,000 worth of capital stock, either registered or through a private placement.
4.	SURRENDER: CERTIFICATION. Lender voluntarily surrenders the common stock certificate(s) set forth on Schedule A-1 (Stock), if any, (the “Surrendered Certificates”), all of which were received in connection with the issuance of the Promissory Notes, and the Company hereby issues to Lender a new stock certificate in place of such Surrendered Certificate in the amount as set forth on Schedule A-1 (Stock) (the “Replacement Certificates”). The shares of common stock of the Company represented by the Replacement Certificates, together with the New Notes, are referred to herein as the “Securities”.
5.	EFFECTIVENESS OF EXCHANGE. Upon acceptance of this Agreement by the Company all of the Holder Notes will be deemed to be exchanged for the New Notes, and as of the date first set forth above the Holder Notes will thereupon be deemed null and void. Lender acknowledges that the Holder Notes are satisfied in full and no obligation is owing thereunder.
6.	REPRESENTATIONS AND WARRANTIES OF LENDER. Lender hereby represents and warrants to the Company as of the date of this Agreement as follows:
a.	Lender is acquiring the Securities for Lender’s own account (and not for the account of others) for investment and not with a view to the distribution or resale thereof.
b.	Lender has had an opportunity to ask questions of, and receive answers from, the Company concerning the business, management and financial affairs of the Company and the terms and conditions of the Exchange. Lender has had an opportunity to obtain any information requested by Lender regarding the Company, including information regarding the current financial condition of the Company, as well as any information requested to verify this information, to the extent reasonably available.
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c.	Lender has been advised to seek financial, legal and tax counsel concerning the transactions contemplated by this Agreement.
d.	Lender is a sophisticated investor and an “accredited investor”, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
e.	Lender recognizes that (i) there are, or will be when issued, substantial restrictions on the transfer of the Securities; (ii) there is not currently a public market for the Securities; and (iii) accordingly, for the above and other reasons, Lender may not be able to liquidate an investment in the Securities for an indefinite period. Lender realizes that the Securities have not been, and may not be, registered for sale under the Securities Act or applicable state securities laws, and, therefore, may be sold only pursuant to registration under the Securities Act and state laws, or an opinion of counsel acceptable to the Company that such registration is not required.
f.	Lender understands that the certificates or other document representing the Securities may contain a legend to the effect of (e) above and neither the Company nor its transfer agent or registrar is required to recognize any transfer of the Securities if, in the opinion of counsel to the Company, such transfer would result in a violation of any federal or state law regarding the offer and sale of securities.
g.	Lender is the sole record and beneficial owner of the Holder Notes and tendered stock, free and clear of any and all liens or restrictions on transfer.
h.	Lender’s commitment to investments that are not readily marketable is not disproportionate to his or her net worth, and an investment in the Securities will not cause such commitment to become excessive. Lender has adequate means of providing for his, her or its current needs and contingencies and has no need for liquidity with respect to the investment in the Securities, and can withstand a complete loss of such investment in the Securities. Lender has such knowledge and experience in financial and business matters that Lender is capable of evaluating the merits and risks of an investment in the Securities.
i.	There are no legal proceedings pending or, to Lender’s knowledge, threatened in writing, against or affecting Lender or Lender’s respective assets, at law or in equity, by or before any governmental authority, or by or on behalf of any third party, which, if adversely determined, would impair Lender’s ability to enter into this Agreement or consummate the transactions contemplated by this Agreement.
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7.	INDEMNIFICATION.
a.	The Company hereby agrees to indemnify and hold harmless Lender and Lender’s past, present and future affiliates, subsidiaries, predecessors, successors, assigns, attorneys, partners, members, employees, directors (including Weldon Gilbertson and James Reger), governors, officers, shareholders, agents, representatives and related entities (each, an “Indemnified Party”) from and against any and all claims, costs, expenses, damages, losses, liabilities, settlement payments, and other obligations of any kind or nature (including the reasonable fees of any counsel to any Indemnified Party, but excluding personal tax obligations of any Indemnified Party or personal tax-related penalties or interest related thereto) incurred with regard to any Proceeding against any Indemnified Party or asserted in any Proceeding against any party by any person (other than the Company or an Indemnified Party). For purposes of this Section 7, a “Proceeding” is any threatened, pending, or completed civil, criminal, administrative, arbitral, or other proceeding or any private or governmental investigation related in any way whatsoever to any of the foregoing arising out of, or in connection with, or by reason of (a) the Securities, any and all other promissory notes or evidence of indebtedness issued by the Company or its predecessors to Lender, any negotiations or agreements between the Lender and the special committee or the Lender and the board of the Company, and any other debt interests in the Company or its predecessors, this Agreement or the consummation of the transactions contemplated herein; or (b) any Indemnified Party’s employment with, advice to or consulting in relation to the Company or any of its predecessors on or before the date of this Agreement. Notwithstanding the forgoing, an Indemnified Party shall not be entitled to indemnification under this Section 7 if it is finally determined by a court of competent jurisdiction (following expiration of all actual and/or potential appeals) that such claims, costs, expenses, damages, losses, liabilities, settlement payments, or other obligations of any kind or nature resulted from (i) the gross negligence or willful misconduct of such Indemnified Party or (ii) any violation of a law or regulation by the Indemnified Party seeking indemnification under this Section 7. If an Indemnified Party receives any amount pursuant to this Section 7 and it is later determined that the Indemnified Party was not entitled to receive such amount, the Indemnified Party shall immediately remit such amount to the Company. All amounts due under this Section 7 are payable promptly after demand is made for such payment. This Section 7 is for the benefit of each and every Indemnified Party; provided that claims for indemnification hereunder must be brought by Lender on behalf of itself and any Indemnified Parties. The Company shall have the right to control at its own expense in the defense of any third-party claims for which indemnity is sought hereunder. Any settlement for which indemnity is sought hereunder shall not be entered into by an indemnified party without the consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned. Lender represents and warrants that, on or prior to the date of this Agreement, it has informed the Company of any pending or threatened claims for which it would be entitled to indemnification hereunder. The aggregate maximum liability of the Company under this Section 7, any similar provision in any other agreement with the Company, or any other right of any Indemnified Party shall be $10,400,000. The provisions of this Section 7 shall survive indefinitely the consummation of the transactions set forth herein.
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b.	Notice. Each Indemnified Party shall notify the Company in writing of any action against such Indemnified Party in respect of which the Company is or may be obligated to provide indemnification under this Section 7 promptly after the receipt of notice of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which the Company may have to such Indemnified Party except to the extent (and only the extent) the Company shall have been materially prejudiced by the omission of such Indemnified Party so to notify the Company. In case any such action shall be brought against any Indemnified Party, the Company shall be entitled to participate therein and to assume and direct the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to separate counsel of its choice and at it sole expense that shall consult with Company counsel (with Company counsel retaining the right to direct the defense); provided, however, that (a) if the Company does not elect to assume the defense of such claim or action or (b) if the Indemnified Party reasonably determines (x) that there may be a conflict between the positions of the Company and of the Indemnified Party in defending such claim or action or (y) that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Company and Company does not assert said defenses, then separate counsel for the Indemnified Party shall be entitled to participate in the defense and the Company shall be liable for any reasonable legal expenses incurred by the Indemnified Party in connection with the defense. Any amounts payable by the Company pursuant to this Section 7 shall be paid in full by the Company within 15 days of the Company’s receipt of an invoice for such amounts from any Indemnified Party.
c.	Settlement. The Company agrees that, without the prior consent of the applicable Indemnified Parties, which will not be unreasonably withheld, the Company will not settle, compromise or consent to the entry of any judgment in any pending claim, threatened claim, action, proceeding or investigation in respect of which indemnification or contribution could be sought under this Section 7 unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, proceeding or investigation. Each Indemnified Party agrees that, without the prior consent of the Company, such Indemnified Party will not settle, compromise or consent to the entry of any judgment in any pending claim, threatened claim, action, proceeding or investigation in respect of which indemnification or contribution could be sought under this Section 7.
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d.	Contribution. If for any reason the foregoing indemnification is held unenforceable, then the Company shall contribute to the loss, claim, damage, liability or expense for which such indemnification is held unenforceable to the fullest extent permitted by applicable law.
e.	Reliance. The parties acknowledge that the undertakings made by the Company in this Section 7 are a material inducement to the Lender who would not agree to the transaction hereunder without such an undertaking on behalf of the Company. Each Indemnified Party is an intended third party beneficiary of this Section 7 and may enforce it against the Company.
8.	MISCELLANEOUS.
a.	No Assignment or Revocation; Binding Effect. Neither this Agreement, nor any interest herein, shall be assignable by Lender or the Company without prior written consent of the other party, which consent shall not be unreasonably withheld. The parties hereby acknowledge and agree that neither party is entitled to cancel, terminate or revoke this Agreement and that it shall survive the death, incapacity or bankruptcy of either party. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Lender and the Company any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, except the rights conferred on Indemnified Parties under Section 7 above.
b.	Remedies. Each of the Company and Lender acknowledges that the other may not have an adequate remedy at law in the event of any breach of this Agreement by the other party and, therefore, the parties may be entitled, in addition to any other available remedies, to injunctive and/or other equitable relief to prevent or remedy a breach of this Agreement upon showing of sufficient proof to a court of competent jurisdiction properly seated to hear such matter.
c.	Modifications. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by Lender and the Company. No delay or failure of the Company in exercising any right under this Agreement will be deemed to constitute a waiver of such right or of any other rights.
d.	Entire Agreement. This Agreement, the Securities and the exhibits hereto are the entire agreement between the parties with respect to the subject matter hereto and thereto. This Agreement, including the exhibits, supersedes any previous oral or written communications, representations, understandings or agreements between the parties.
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e.	Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable in any jurisdiction, such paragraph or provision shall, as to that jurisdiction, be adjusted and reformed, if possible, in order to achieve the intent of the parties, and if such paragraph or provision cannot be adjusted and reformed, such paragraph or provision shall, for the purposes of that jurisdiction, be voided and severed from this Agreement, and the entire Agreement shall not fail on account thereof but shall otherwise remain in full force and effect.
f.	Governing Law. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the State of Minnesota without regard to conflict of law principles.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned Lender and the Company have executed or caused the execution of Agreement as of the date first set forth above.

“LENDER”

“COMPANY” DAKOTA PLAINS HOLDINGS, INC.

By
Name Its

Schedule A

ALL PROMISSORY NOTES HELD BY LENDER

Schedule A-1 (Stock)

CERTIFICATES EVIDENCING ISSUED COMMON STOCK

Schedule B

NEW NOTES

Schedule B-1

NOTES SUBJECT TO ACCELERATED PRINCIPAL PAYMENT

Schedule B-2

NOTES SUBJECT TO CONVERSION